 EX-99.2 Press release dated September 11, 2009, development of multiband antenna for DAS (distributed antenna systems) applications

EXHIBIT 99.2

Press Release Dated September 11, 2009

PHAZAR ANTENNA CORP. DEVELOPS MULTIBAND ANTENNA FOR DAS (DISTRIBUTED ANTENNA SYSTEMS) APPLICATIONS

PHAZAR CORP, (Nasdaq: ANTP) announced today that Phazar Antenna Corp. in Mineral Wells, Texas, a wholly owned subsidiary, has recently received several purchase orders from “Neutral Hosts” for it’s new Quad Omni-Directional antenna developed as an integral component of DAS (Distributed Antenna Systems) for shared carrier markets in several locations in the United States.  The antennas, which are installed on utility poles, street lights, buildings or monopole structures, will enhance carrier voice quality and improve mobile coverage in areas that standard base station antennas do not adequately cover or offer expanded capacity for public safety at universities or special event locations.  Phazar Antenna Corp.’s unique design allows the antennas to cover a wide band-width from 698 to 940 MHz and 1710 to 2155 MHz.  The antennas are offered in Quad (four antennas in one radome) or Dual (two antennas in one radome) configurations with special mounting hardware for various applications. The antennas will be manufactured at Antenna Products Corporation’s plant in Mineral Wells, Texas.

Product information is available at www.antennaproducts.com, www.truemeshnetworks.com and www.phazar.com.

For further information contact:

Kathy Kindle, Antenna Products Corporation

Tel: 940 325 3301  Fax: 940 325 0716

kindle@antennaproducts.com

The common stock of PHAZAR CORP is listed on the Nasdaq Capital Market under the trading symbol “ANTP”.  This press release contains forward-looking information within the meaning of Section 29A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  Forward-looking statements include statements concerning plans, objectives, goals, strategies, future events or performances and underlying assumption and other statements, which are other than statements of historical facts.  Certain statements contained herein are forward-looking statements and, accordingly, involve risks and uncertainties, which could cause actual results, or outcomes to differ materially from those expressed in the forward-looking statements.  The Company’s expectations, beliefs and projections are expressed in good faith and are believed by the Company to have a reasonable basis, including without limitations, management’s examination of historical operating trends, data contained in the Company’s records and other data available from third parties, but there can be no assurance that management’s expectations, beliefs or projections will result, or be achieved, or accomplished.